SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Upstream Biosciences Inc.

(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Regulation 14C of the Securities Exchange Act

of 1934 as amended

Upstream Biosciences Inc.

Suite 100, 570 West 7th Avenue

Vancouver, BC V5Z 4S6

To the Stockholders of Upstream Biosciences Inc.:

Notice is hereby given to holders of common stock of Upstream Biosciences Inc., a Nevada corporation that the board of directors of our company have approved an amendment (the “Amendment”) to our Articles of Incorporation (the “Articles”) to create 100,000,000 preferred shares in the capital of our company (the “Preferred Shares”).

Our board of directors unanimously approved the Amendment to our Articles on September 18, 2006.

Subsequent to our board of directors’ approval of the Amendment, the holders of the majority of the outstanding shares of our company gave us their written consent to the Amendment to our Articles on September 18, 2006. Therefore, following the expiration of the twenty-day (20) period mandated by Rule 14c and the provisions of Chapter 78 of the Nevada Revised Statutes, our company will file Articles of Amendment to amend our Articles to give effect to the Amendment. We will not file the Articles of Amendment to our Articles until at least twenty (20) days after the filing and mailing of this Information Statement.

The proposed Articles of Amendment to our Articles are attached hereto as Schedule A. The Articles of Amendment will become effective when they are filed with the Nevada Secretary of State. We anticipate that such filing will occur twenty (20) days after this Information Statement is first mailed to our shareholders.

The entire cost of furnishing this Information Statement will be borne by our company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held of record by them.

Our board of directors fixed the close of business on September 26, 2006 as the record date for the determination of shareholders who are entitled to receive this Information Statement. There were 44,847,077 shares of our common stock issued and outstanding on September 26, 2006. We anticipate that this Information Statement will be mailed on or about October 12, 2006 to all shareholders of record as of the record date.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY STATEMENT, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENT TO OUR ARTICLES.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, since January 1, 2005, being the commencement of our last completed financial year, none of the following persons have had any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company;
2.	any proposed nominee for election as a director of our company; and
3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are listed below in the section entitled "Principal Shareholders and Security Ownership of Management". To our knowledge, no director has advised that he intends to oppose the Amendment, as more particularly described herein.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Beneficial Ownership

As used in this section, the term “beneficial ownership” with respect to a security is defined by Regulation 228.403 under the Securities Exchange Act of 1934, as amended, as consisting of: (1) any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power (which includes the power to vote, or to direct the voting of such security) or investment power (which includes the power to dispose, or to direct the disposition of, such security); and (2) any person who, directly or indirectly, creates or uses a trust, proxy, power of attorney, pooling arrangement or any other contract, arrangement or device with the purpose or effect of divesting such person of beneficial ownership of a security or preventing the vesting of such beneficial ownership.

As of the record date, September 26, 2006, we had a total of 44,847,077 shares of common stock ($0.001 par value per share) issued and outstanding.

The following table sets forth, as of September 26, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Joel L. Bellenson c/o Suite 100 570 West 7th Avenue Vancouver, BC V5Z 4S6	12,000,000 common shares	26.76%
Dexster L. Smith c/o Suite 100 570 West 7th Avenue Vancouver, BC V5Z 4S6	12,000,000 common shares	26.76%

Timothy Fernback 806 - 699 Cardero Street Vancouver, BC V6G 3H7 Canada	600,000(2)(3)	1.34%
Steve Bajic 5523 Oben Street Vancouver, BC V5R 4P2 Canada	2,000,000	4.46%
Directors and Executive Officers as a Group	26,600,000	59.31%

(1)

Based on 44,847,077 shares of common stock issued and outstanding as of September 26, 2006. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Of these shares, 500,000 shares are held by TCF Ventures Corp., a company beneficially owned by Mr. Fernback.

(3)	Includes 100,000 options currently exercisable.

DESCRIPTION OF THE COMPANY

We were incorporated pursuant to the laws of the State of Nevada on March 20, 2002 under the name Integrated Brand Solutions Inc. On February 6, 2006, we changed our name to Upstream Biosciences Inc. after we entered into a share exchange agreement dated February 3, 2006 with Upstream Biosciences Inc., a private Canadian company (“Upstream Canada”). The share exchange agreement contemplated our company acquiring all of the issued and outstanding common shares of Upstream Canada in exchange for the issuance by our company of 18,000,000 common shares. Following negotiations amongst the parties to the share exchange agreement, however, we entered into an amended and restated share exchange agreement dated February 24, 2006, whereby our company agreed to acquire all of the issued and outstanding stock of Upstream Canada in exchange for the issuance by our company of 24,000,000 common shares. The closing of the transactions contemplated in the amended share exchange agreement and the acquisition of all of the issued and outstanding shares of Upstream Canada occurred on March 1, 2006. As at the closing date, the former shareholders of Upstream Canada held approximately 54.2% of the issued and outstanding common shares of our company. The acquisition of Upstream Canada was deemed to be a reverse acquisition for accounting purposes. Upstream Canada, the acquired entity, is regarded as the predecessor entity as of March 1, 2006.

Following our incorporation, we commenced the business as a start-up integrated marketing services company. We offered integrated marketing services such as advertising design, advertisement placement strategies, advertising sales, branding services, website development, marketing plans, and tools to establish focus groups and media strategies to prospective clients. Additionally, we offered advertising and integrated marketing and branding services in hopes of assisting companies in describing their products and services.

We were not successful in implementing our business plan as a marketing and branding services business. As management of our company investigated opportunities and challenges in the business of being a marketing and branding services company, management realized that the business did not present the best opportunity for our company to realize value for our shareholders. Accordingly, we abandoned our previous business plan and focussed on the identification of suitable businesses with which to enter into a business opportunity or business combination.

As of the closing date of the amended share exchange agreement on March 1, 2006, our company commenced the business of developing genetic diagnostic biomarkers for use in determining a patient’s susceptibility to disease and predicting a patient’s response to drugs. Our business strategy is to generate revenues through licensing our technologies or collaborating with third parties in the disease susceptibility, biomarkers identification, and drug response areas of cancer, primarily to companies that develop and/or market developing diagnostic products.

Our company focuses our research on variations in the untranslated regions of the human genome. Variations in these regions can be used as diagnostic markers to predict or aid in the prediction of susceptibility to disease or to predict a patient’s response to drugs. We have identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to liver cancer. These markers may also be important for determining the susceptibility of patients to other types of cancer, such as prostate or colorectal cancer. We have also filed a provisional patent application on an assay for identifying genetic markers that may predict a patient’s response to a drug. On March 22, 2006, we have identified and filed a provisional patent application on genetic markers that, following successful development and testing, may assist in determining the susceptibility of patients to prostate cancer.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following table and text sets forth the names and ages of all directors, executive officers and significant employees of the company as of the record date. All of the directors serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Subject to any applicable employment agreement, executive officers serve at the discretion of the board of directors, and are appointed to serve until the first board of directors meeting following the annual meeting of shareholders. Also provided is a brief description of the business experience of each director, executive officer and significant employee during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the federal securities laws.

Directors, executive officers and other significant employees:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Joel L. Bellenson	Chief Executive Officer and Director	41	March 1, 2006
Dexster L. Smith	President and Director	38	March 1, 2006
Steve Bajic	Director, Secretary and Treasurer	34	Secretary: May 4, 2004 Director and Treasurer: May 26, 2006
Timothy Fernback	Chief Financial Officer	39	April 12, 2006

The backgrounds and experience of our directors, executive officers and other significant employees are as follows:

Joel Lloyd Bellenson

Joel Bellenson was appointed as a director and the Chief Executive Officer of our company on March 1, 2006 and was appointed as a director and Chief Executive Officer of Upstream Canada in August, 2004. From 1998 to present, Mr. Bellenson has been a partner in Libra Digital, LLC, a consulting limited liability company that develops new technologies and provides marketing assistance in the fields of biotechnology and alternative energy. Mr. Bellenson was also a co-founder of DigiScents Inc. and its Chief Executive Officer from 1999 to 2001. DigiScents developed hardware and software multimedia platforms for adding scent to movies, interactive games, advertising and e-commerce. Mr. Bellenson was also a co-founder of DoubleTwist Inc., its Chief Executive Officer and Chief Strategist from 1991 to 1999 and a director from 1991 to 2001. DoubleTwist was a bioinformatics company that designed informatics systems in the fields of biology, chemistry and healthcare for customers in the life sciences industries. Mr. Bellenson obtained a Bachelor of Science (Biology) from Stanford University in 1988.

Dexster L. Smith

Dexster Smith was appointed as a director and the President of our company on March 1, 2006 and was appointed as a director and the President of Upstream Canada in August, 2004. From 1998 to present, Mr. Smith has been a partner in Libra Digital, LLC, a consulting limited liability company that develops new technologies and provides marketing assistance in the fields of biotechnology and alternative energy. Mr. Smith was also a co-founder of DigiScents Inc. and its President from 1999 to 2001. DigiScents developed hardware and software multimedia platforms for adding scent to movies, interactive games, advertising and e-commerce. Mr. Smith was also a co-founder of DoubleTwist Inc., its President from 1991 to 1999 and a director from 1991 to 2001. DoubleTwist was a bioinformatics company that designed informatics systems in the fields of biology, chemistry and healthcare for customers in the life sciences industries. Mr. Smith obtained a Bachelor of Science (Industrial Engineering) from Stanford University in 1989.

Steve Bajic

Steve Bajic has been the Secretary of our company since May 4, 2004 and a director and the Treasurer of our company since May 26, 2005. Since 1996, Mr. Bajic has been President of LF Ventures Inc., a private company which offers financial and business services to public and private companies. Mr. Bajic obtained a financial management diploma majoring in finance and securities from the British Columbia Institute of Technology. After spending a year as an investment broker with Georgia Pacific Securities Corp., he took a position as Vice-President of Corporation X Inc., a marketing and investor relations firm where he worked with numerous public and private companies in the areas of corporate finance, strategic planning and investor relations. From 1996 to 1998, he was Vice-President of corporate communications of Getchell Resources Inc., a resource exploration company based in Kamloops, British Columbia. Since October 1999, Mr. Bajic has been Vice-President of investor relations of Cassidy Gold Corp., a TSX Venture-listed resource exploration company. Additionally since 1999, Mr. Bajic was President, Chief Executive Officer and director of the following four venture capital pool companies that completed qualifying transactions: (1) Duke Capital Corp., which acquired CCC Internet Solutions Inc., now called Armada Data Corp.; (2) New Xavier Capital Corp. which acquired RET Internet Services Inc.; (3) Marquette Capital Corp. which acquired On-Track Learning Systems Ltd; and (4) Tulane Capital Corp. which acquired Fibre-Crown Manufacturing Inc. Mr. Bajic currently serves as a director of Fibre-Crown.

Timothy Fernback

Timothy Fernback has been the Chief Financial Officer of our company since April 12, 2006. Mr. Fernback has over a decade of experience financing both private and public companies in Canada.

Mr. Fernback was the head of the technology consulting practice for Discovery Capital Corporation, a prominent British Columbia venture capital firm specializing in financing and consulting to technology based start-up ventures, and later oversaw the Investment Banking and Corporate Finance Departments for Western Canadian-based brokerage firm, Wolverton Securities Ltd.

In 2004, Mr. Fernback left Wolverton Securities and was the founder of a boutique technology consulting practice. Since 2002, Mr. Fernback has been an active director of the Okanagan Capital Fund, an Okanagan-based technology venture fund.   Mr. Fernback is a graduate of McMaster University, where he studied molecular biology and biochemistry, and also a graduate of the University of British Columbia, where he completed his MBA with a concentration in Finance.

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

MARKET FOR THE COMPANY'S STOCK AND RELATED STOCKHOLDER MATTERS

The closing price of our common stock, as reported by the NASD OTC Bulletin Board on September 27, 2006, was $0.83.

Our common shares are quoted for trading on the OTC Bulletin Board under the symbol "UPBS". The following quotations obtained from stockwatch.com reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission an may not represent actual transactions. The high and low bid prices of our common stock for the periods indicated below are as follows:

National Association of Securities Dealers OTC Bulletin Board(1)
Quarter Ended	High	Low
June 30, 2006	$1.42	$0.51
March 31, 2006	$1.87	$1.15
December 31, 2005	No Trades	No Trades

September 30, 2005	No Trades	No Trades
June 30, 2005	No Trades	No Trades
March 31, 2005	No Trades	No Trades
(1)	Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

Our common shares are issued in registered form. The transfer agent and registrar for our common stock is Nevada Agency and Trust, Suite 880 – 50 West Liberty, Reno, Nevada 89501 (Telephone: (775) 322-0626; Facsimile: (775) 322-5623). On September 26, 2006, the shareholders’ list of our common shares showed 12 registered shareholders and 44,847,077 common shares issued and outstanding.

AMENDMENT TO OUR COMPANY'S ARTICLES

Our Articles authorize the issuance of 100,000,000 shares of common stock, $0.001 par value. On September 18, 2006, our board of directors approved an amendment to the Articles for the creation of the class of Preferred Shares.

The general purpose and effect of the Amendment to our Articles is the creation of the Preferred Shares. Pursuant to a shareholders’ consent resolution dated September 18, 2006, shareholders holding a majority of our common stock approved the Amendment to alter our authorized share structure to include 100,000,000 Preferred Shares with a par value of $0.001, issuable in one or more series, with the number of shares in, and the special rights or restrictions attached to such series, to be designated by our board of directors.

Our management and board of directors believes that the Amendment to create the class of Preferred Shares issuable in series will benefit our company by allowing greater flexibility. Among other things, management believes that the Amendment will help avoid delays and reduce expenses associated with convening a special meeting to approve alterations to our company’s authorized share structure. This benefit will facilitate private placement financings involving the issuance of preferred shares with specifically negotiated terms and conditions. When the Amendment is effected with the Secretary of State of Nevada, the terms of any Preferred Shares to be authorized, including dividend, interest rate, conversion rights and prices, redemption rights and prices, maturity dates and similar matters will be determined by our board of directors immediately prior to the time of issuance without shareholder approval.

Upon the effective date of the Amendment, our board of directors will be authorized to issue Preferred Shares that may be convertible into shares of our common stock, thereby diluting our current shareholders and putting downward pressure on our stock price.

As of the date of this Information Statement, we have not entered into any financing transaction. As a result, our board of directors cannot determine at this time what the rights and restrictions of the class or series of Preferred Shares will be or what the nature and approximate consideration that our company will receive upon the issuance of Preferred Shares.

As of the record date, we had 44,847,077 shares issued and outstanding. Shareholder approval for the Amendment to our Articles was obtained by written consent resolution on September 18, 2006 from Joel L. Bellenson, the Chief Executive Officer and a director of our company, Dexster L. Smith, the President and a director of our company, Steve Bajic, the Secretary, Treasurer and a director of our company, and Timothy Fernback, the Chief Financial Officer of our company. Mr. Bellenson voted all 12,000,000 common shares held, or 26.76% of our issued and outstanding share capital, in favour of approving the Amendment. In addition, Mr. Smith voted all 12,000,000 common shares held, or 26.76%, Mr. Fernback voted all 500,000 directly and indirectly held, or 1.11%, and Mr. Bajic voted all 2,000,000 held, or 4.46% in favour of the Amendment. As of September 18, 2006, there were 44,847,077 shares of our common stock issued and outstanding, the same number that was issued and outstanding as of the record date. Collectively, the shareholders voted 26,500,000 shares of common stock, or 59.08%, in favour of the Amendment.

DISSENTERS RIGHTS

Under Nevada law, stockholders are not entitled to dissenter’s rights of appraisal with respect to our company’s proposed Amendment to our Articles.

FINANCIAL AND OTHER INFORMATION

For more detailed information on our company, including financial statements, you may refer to our company’s Form 10-KSB and Form 10-QSB, filed with the SEC. Additional copies are available on the SEC’s EDGAR database at www.sec.gov or by calling our company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto authorized.

Upstream Biosciences Inc.

By: /s/ Joel Bellenson

Joel Bellenson

Chief Executive Officer and Director

SCHEDULE A

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Upstream Biosciences Inc.

2. The articles have been amended as follows (provide article numbers, if available):

The capital stock of this corporation shall consist of 100,000,000 shares of common stock with a par value of $0.001 and 100,000,000 Preferred Shares with a par value of $0.001. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195 and 78.1955), as the same now exists or may hereafter be amended or supplemented, the board of directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the board of directors.

3.          The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 59.08%

4.	Effective date of filing (optional):
5.	Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.